EXHIBIT 99.1
NRG Energy, Inc. Provides Midyear Business Update; Raises 2009 Guidance to Reflect Contribution of Reliant; Board Approves Increased Share Buyback
2009 Financial Outlook
•	$1,675 billion cash from operations, an increase of $200 million (excluding anticipated retail collateral)

•	$2.5 billion adjusted EBITDA, an increase of $325 million

•	$4.0 billion liquidity as of June 30, 2009, an increase of $1 billion since March 31st, 2009

•	$700 million debt facility provides means to eliminate Merrill Lynch credit sleeve before end of 2009
Common Share Repurchase Plan
•	Authorization for common share repurchases increased from $330 million to $500 million
PRINCETON, NJ; July 8, 2009—NRG Energy, Inc. (NYSE: NRG) today revised its full-year 2009 guidance for Cash Flow from Operations and adjusted EBITDA to reflect present market conditions and include for the first time Reliant Energy, acquired May 1, 2009. The $325 million increase in adjusted EBITDA guidance to $2.5 billion is principally driven by Reliant Energy’s adjusted EBITDA which, in the first two months of NRG’s ownership, was approximately $200 million and is expected to contribute over $400 million for the year. Driving Reliant’s financial performance in 2009 are lower power supply prices in ERCOT leading to higher energy margins for the retail business. The higher retail energy outlook was partially offset by recently announced and enacted price reductions of up to 20% for residential customers and other month-to-month plans.
Plant operating performance for our wholesale fleet is on pace for record performance in 2009 with our Texas baseload fleet exceeding top decile reliability. NRG’s nuclear project, STP 1&2, achieved a net capacity factor of 100% and was again the highest producing two-unit nuclear plant in the United States. Reliant’s contribution compensates for the $75 million negative impact on adjusted EBITDA guidance for NRG’s wholesale business which has experienced lower commodity prices, lower demand caused by current economic conditions particularly in the Northeast and higher property tax expense.
Liquidity as of June 30, 2009 is in excess of $4.0 billion, approximately $1 billion higher than March 31, 2009. Cash from operations, the sale of MIBRAG, and $678 million in net proceeds from the bond offering announced on June 2, 2009, were the primary drivers of the increase. In connection with the overall improved financial outlook, higher cash flow from operations, and underlying strength of the Company’s liquidity position, the Board of Directors has approved an increase to the Company’s previously authorized common share repurchases under our capital allocation plan from the existing $330 million to $500 million. The Company intends to resume its common share repurchases later this year and will seek to complete the $500 million in buybacks by the end of 2009.
“NRG’s hedged baseload portfolio has largely insulated our financial results from lower power prices, lower generation, and reduced demand caused by the economic recession,” commented David Crane, NRG President and Chief Executive Officer. “Reliant Energy’s performance is exceeding our initial expectations to the point where we expect Reliant’s EBITDA generation for our eight months of ownership in 2009 is greater than the acquisition price paid a couple of months ago, providing a quick payback and fueling our ability to return capital to our shareholders.”
Table 1: 2009 Reconciliation of Adjusted EBITDA Guidance ($ in millions)

	7/8/09	4/30/09
Adjusted EBITDA Guidance, excluding MTM adjustment	2,500	2,175
Interest payments	(631)	(566)
Income tax	(100)	(100)
Anticipated Permanent Retail Collateral	(300)	—
Collateral payments /working capital/other changes	(94)	(34)

Cash flow from operations	1,375	1,475
Maintenance capital expenditures	(264)	(262)
Preferred dividends	(33)	(33)
Anticipated Permanent Retail Collateral	300	—

Free cash flow — recurring operations	1,378	1,180

Environmental capital expenditures	(261)	(249)
Reliant Integration capital expenditures	(31)	—
RepoweringNRG:
Gross Investments	(447)	(471)
Estimated Project Funding	290	317

RepoweringNRG, Total, net of Project Funding	(157)	(154)
NRG’s cash flow from operations is expected to increase by $200 million before the anticipated retail collateral posting as the increase in adjusted EBITDA will be partially offset by higher interest payments. Higher cash interest payments are associated with the Reliant Energy credit sleeve and the $700 million of bonds issued in June of 2009, as neither debt instruments were included in the guidance issued on April 30, 2009. The increase in collateral postings will occur with the early termination of the Merrill Lynch credit sleeve in the fourth quarter of 2009. Upon termination of the sleeve, NRG will replace Merrill Lynch as the collateral posting counterparty for power supply hedges contained within the credit sleeve. The posted collateral will be funded using the proceeds from the $700 million bond offering with a portion of the postings returned to NRG during 2009 and 2010 as the positions associated with the postings settle.
Conference Call
NRG will host a conference call on Wednesday, July 8, 2009 at 8:00 a.m. eastern. Investors, the news media and others may access the call by dialing 866.831.6162 (toll-free) or 617.213.8852 (international). The participant passcode is 29296339. A slide presentation and live audio webcast will be available at http://www.nrgenergy.com under the “Investors” section from the menu at the top of the page. The webcast will be archived on the Company’s website for those who are unable to listen in real time. Participants should plan to dial in or log on approximately five minutes prior to the scheduled start time.
About NRG
NRG Energy, Inc., a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. Headquartered in Princeton, NJ, the Company’s power plants provide more than 24,000 megawatts of generation capacity, enough to supply more than 20 million homes. NRG’s retail business, Reliant Energy, serves more than 1.7 million residential, business, commercial and industrial customers in Texas. A past recipient of the energy industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards, NRG is a member the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions. NRG as a member of the California Climate Action Registry is supportive of California’s goal to reduce the state’s contribution of greenhouse gas emissions. More information is available at http://www.nrgenergy.com.
Safe Harbor Disclosure
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include our adjusted EBITDA, cash flow from operations guidance and free cash flow, the Company’s Capital Allocation Plan and expected earnings, future growth and financial performance, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulation of markets and of environmental emissions, the condition of capital markets generally, our ability to access capital markets, unanticipated outages at our generation facilities, adverse results in current and future litigation, the inability to implement value enhancing improvements to plant operations and companywide processes, our ability to achieve the expected benefits and timing of our RepoweringNRG projects, FORNRG initiatives and the Company’s Capital Allocation Plan. Share repurchases under the Capital Allocation Plan may be made from time to time subject to market conditions and other factors, including as permitted by United States securities laws.
NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The adjusted EBITDA guidance, cash flow from operations and free cash flow-recurring operations are estimates as of today’s date, July 8, 2009 and are based on assumptions believed to be reasonable as of this date. NRG expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.
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More information on NRG is available at www.nrgenergy.com
Contacts:

Media:	Investors:
Meredith Moore	Nahla Azmy
609.524.4522	609.524.4526

Lori Neuman	David Klein
609.524.4525	609.524.4527

Dave Knox	Erin Gilli
713.824.6445	609.524.4528

EBITDA, and adjusted EBITDA are non GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of adjusted EBITDA should not be construed as an inference that NRG’s future results will be unaffected by unusual or non-recurring items.
EBITDA represents net income before interest, taxes, depreciation and amortization. EBITDA is presented because NRG considers it an important supplemental measure of its performance and believes debt-holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:
•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debts or the cash income tax payments;

•	EBITDA does not reflect integration or transaction expenses associated with the Reliant Energy acquisition;

•	EBITDA does not reflect expenses associated with the Exelon defense;• Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than NRG does, limiting its usefulness as a comparative measure.
Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of NRG’s business. NRG compensates for these limitations by relying primarily on our GAAP results and using EBITDA and adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.
Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for reorganization, restructuring, impairment and corporate relocation charges, discontinued operations, and write downs and gains or losses on the sales of equity method investments; factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. As an analytical tool, adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating adjusted EBITDA, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.
Free cash flow — recurring operations is cash flow from operations less maintenance capital expenditures and preferred stock dividends and is used by NRG predominantly as a forecasting tool to estimate cash available for one time environmental capital expenditures, RepoweringNRG capital expenditures, debt reduction and other capital allocation alternatives. The reader is encouraged to evaluate each adjustment and the reasons NRG considers it appropriate for supplemental analysis. Because we have mandatory debt service requirements (and other non-discretionary expenditures) investors should not rely on free cash flow — recurring operations as a measure of cash available for discretionary expenditures. In addition, in evaluating free cash flow - recurring operations, the reader should be aware that in the future NRG may incur expenses similar to the adjustments in this news release.